UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2006

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 23, 2006, the Compensation Committee of the Board of Directors of El Paso Electric Company (the “Company”) approved a 2006 long-term incentive award to certain executive officers under the Company’s shareholder-approved 1999 Long-Term Incentive Plan. Eligible participants were given a restricted stock award and a performance share award. Approximately twenty-five percent (25%) of each award is in the form of restricted stock, and approximately seventy-five percent (75%) of each award is in the form of performance shares. The restricted stock award vests at the end of three years if the individual remains with the Company. The performance shares are earned, if at all, based on the total shareholder return compared to industry peer companies over a three-year period. The actual number of performance shares is calculated by determining the Company’s percentile ranking within the peer group at the end of the three-year period and can range from 0% to 200% of target with no performance award earned if the Company is below a thirty percentile ranking. The peer group will be composed of the companies in Standard and Poor’s Small Cap 600 and MidCap 400 that are also in the Global Industry Classification Standard’s sub-industry of Electric Utilities. The 2006 awards granted to the Named Executive Officers are as follows:

Name	Restricted Stock Award	Target Performance Share Award
Gary R. Hedrick, President and Chief Executive Officer	7,500	25,900
Scott D. Wilson, Executive Vice President and Chief Financial and Administrative Officer	2,800	9,700
J. Frank Bates, Executive Vice President and Chief Operating Officer	1,500	5,300
Kerry B. Lore, Vice President -Administration	900	3,000
Hector R. Puente, Vice President -Distribution	800	2,600

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ GARY D. SANDERS
Gary D. Sanders
General Counsel

Dated: February 28, 2006